EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Avra Inc.

St. Anna, Jamaica, West Indies

We hereby consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) of our report dated June 13, 2012 relating to the financial statements as of January 31, 2012 and 2011 and for the year ended January 31, 2012, the period from December 1, 2010 (inception) to January 31, 2011 and the period from December 1, 2010 (inception) to January 31, 2012. We also consent to the reference to our firm under the heading "Experts" appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

October 12, 2012